AMENDMENT TO RIGHTS AGREEMENT


     WHEREAS, EnergyNorth, Inc., a New Hampshire corporation (the "Company") and BankBoston N.A., a national banking association (the "Rights Agent"), acting as successor rights agent under the Rights Agreement, dated as of June 18, 1990, between the Company and State Street Bank and Trust Company (the "Rights Agreement") are parties to the Rights Agreement; and

     WHEREAS, the Board of Directors of the Company has adopted a resolution pursuant to Section 27 of the Rights Agreement in order to cure an ambiguity in the Rights Agreement to correct and supplement the provisions of the Rights Agreement and to make certain provisions in regard to questions and matters arising under the Rights Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which is hereby acknowledged that parties agree as follows:

1. The definition of "Beneficial Owner" and "beneficially own" contained in Section 1(c)(ii) shall be amended by adding the following clarifying language to the fourth line of such section:

          "[;] provided, however, that a Person or any of such Person's Affiliates or Associates shall not be deemed to have the right to acquire securities under this section where such right to acquire is subject to the satisfaction of conditions outside the control of the Person or any of such Person's
          Affiliates or Associates as to whom or to which the determination of beneficial ownership is being applied . . ."

     so that, as so amended, Section 1(c)(ii) reads in its entirety:

          (ii) which such person or any of such Person's Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time); provided, however, that a Person or any of such Person's Affiliates or Associates shall not be deemed to have the right to acquire securities under this section where such right to acquire is subject to the satisfaction of conditions outside the control of the Person or any of such Person's Affiliates or Associates as to whom or to which the determination of beneficial ownership is being applied . . . pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), or upon the exercise of conversion rights, exchange rights, rights (other than these Rights), warrants or options or otherwise; provided, however, that a Person shall not be deemed the Beneficial

     Owner of, or to beneficially own, securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person's Affiliates or associates until such tendered securities are accepted for purchase or exchange; or (B) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a
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     Person shall not be deemed the beneficial owner of,
     or to beneficially own, any security if the agreement, arrangement or underwriting to vote such security
     (1) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, an in accordance with, the applicable rules and regulations of the Exchange Act and (2) is not also then reportable on Schedule 13D under the exchange Act ( or any comparable or successor report); or

2.   A new Section 23(d) shall be added to the end of Section
23(d) of the Rights Agreement so that Section 23(d) reads in its entirety as follows

          "(d) Upon deposit of the aggregate amount of the Redemption Price with the Rights Agent, together with irrevocable instructions to pay the Redemption Price to the holders of the Rights, the Rights shall be deemed to be redeemed under this Section 23."

The Rights Agreement, as amended, remains in full force and effect.

                              ENERGYNORTH, INC.

                              By:_____________________

                              Its:________________________

                              BANKBOSTON N.A.
                              (as successor Rights Agent)

                              By:________________________

                              Its:________________________